Unity Wireless

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Unity Wireless Closes Acquisition of Celerica Ltd.

BURNABY, BC — July 6, 2006 — Unity Wireless Corporation (OTCBB:UTYW), a developer of wireless systems and coverage-enhancement solutions, closed its acquisition of Celerica Ltd., an Israel-based developer of coverage enhancement solutions for 2G and 3G wireless networks, effective July 4, 2006.

Ilan Kenig, President and CEO of Unity Wireless, commented, “We are pleased to announce the closing of this transaction and welcome the Celerica employees into the Unity Wireless family.  We are looking forward to completing our strategic acquisition plan, previously announced May 16, 2006, over the next several weeks and presenting a much stronger company to our market.”

The acquisition of Celerica brings to Unity Wireless a unique line of coverage enhancement solutions that are being used today by operators of UMTS 3G networks in Europe and Asia. Often referred to in the industry as “distributed antenna systems” or “remote RF heads” mainly utilizing unlicensed free space optics (FSO) and 5.8Ghz microwave links, these systems allow operators to cost-effectively expand their coverage footprint by remotely distributing the capacity of centrally located base stations. In addition, several elements within the Celerica product lines are also marketable as stand alone products.

“As a result of this transaction, we are seeing the potential of significantly increasing our opportunities with existing customers,” commented Nissim Atias, CEO of Celerica, Ltd. “We are very excited about this transaction and looking forward to play a role in a much bigger organization.”

Celerica had audited 2005 revenues of US$2.2 million, a loss of US$6.1 million, and had positive net assets of US$2.9 million at December 31, 2005. The company has had the backing of an international group of venture capital investors whose investments in the development of Celerica’s coverage enhancement products exceeded US$30 million.

“Restructuring Celerica is somewhat complete and the capital burn-rate that existed prior to our transaction has been reduced significantly. As we have said previously, the transactions currently underway are expected to create greater economies of scale across the entire operations infrastructure and are pleased with our efforts made so far,” added Dallas Pretty, CFO of Unity Wireless.

Terms of the acquisition were unchanged from the initial terms announced on February 10, 2006 whereby Unity Wireless acquired Celerica Ltd. for preferred shares that upon conversion will represent 20 million shares of common stock. Additional information may be found on Form 8-K’s filed by Unity Wireless with respect to this transaction.

About Unity Wireless

Unity Wireless is a developer of wireless systems and coverage-enhancement solutions for wireless communications networks. For more information about Unity Wireless, visit www.unitywireless.com

Forward Looking Statements

Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  The words "believe," "expect," “feel,” "plan," "anticipate," “project,” “could,” “should” and other similar expressions generally identify forward-looking statements.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates.  These forward-looking statements are subject to a number of risks and uncertainties including, without limitation, inability to complete any proposed transactions, inability to raise the funds necessary for the continued operations of the Company and its acquisitions, changes in external market factors, and other risks and uncertainties indicated in the Company's most recent SEC filing on form SB-2.  Actual results could differ materially from the results referred to in the forward-looking statements.

Investor Contact:

James Carbonara, The Investor Relations Group, (212) 825-3210

Mike Mulshine, Osprey Partners, (732) 292-0982, osprey57@optonline.net